Exhibit 99.4

July 25, 2014

iDreamSky Technology Limited

16/F, A3 Building, Kexing Science Park

15 Keyuan Road North, Nanshan District

Shenzhen, Guangdong, 518057

The People’s Republic of China

Ladies and Gentlemen,

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of iDreamSky Technology Limited (the “Company”), and any amendments thereto, which indicate that I have accepted my appointment as a director of the Company. I further agree that my appointment will become effective upon the declaration of effectiveness of the Company’s Registration Statement by the United States Securities and Exchange Commission.

Yours faithfully,

/s/ Ruby Rong Lu
Ruby Rong Lu